Exhibit 2.2

                                    AGREEMENT

         THIS AGREEMENT, made as of this 18th day of April, 2006, by and among Harry S. Dent, Jr. ("Dent"), an individual, the H.S. Dent Foundation ("Dent Foundation"), a California public benefit corporation, and H.S. Dent Advisors Inc. ("Dent Advisors") a Delaware corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.


                              W I T N E S S E T H:

         WHEREAS, Dent Advisors is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (the "Advisers Act") and Dent is a "supervised person" of an investment adviser within the meaning of Section 203A(b) of the Advisers Act;

         WHEREAS, Dent has written books entitled "The Roaring 2000s" and "The Roaring 2000s Investor" (the "Books") which describe general investment concerns and strategies;

         WHEREAS, all proprietary rights to the Books, together with any or all of the text, graphics, logos, and other proprietary information contained in the Books, the names "Roaring 2000s," "Dent" and "Harry S. Dent, Jr." (collectively, the "Dent Property") are owned by Dent and Dent Foundation;

         WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

         WHEREAS, Van Kampen desires to establish one or more UITs on or after the date of this Agreement that will each initially invest substantially all of its assets in securities selected by Dent in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Trusts");

         WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Dent Property for use in connection with the Trusts;

         WHEREAS, Van Kampen further desires the services of Dent and Dent Advisors in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and with respect to the investment principles set forth in the Books and Dent's investment concerns and strategies; and

         WHEREAS, Dent and Dent Foundation are willing to license the Dent Property to Van Kampen and the Trusts, and Dent, Dent Foundation and Dent Advisors are willing to provide the aforesaid services to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Identification of Securities. (a) During the term of this Agreement (as defined in Section 5 hereof), Van Kampen shall provide Dent Advisors with reasonable advance notice of the filing of each registration statement pertaining to a Trust ("Registration Statement") and, subject to the foregoing, Dent and Dent Advisors will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of securities that fit within the parameters described in Exhibit A in connection with each Trust (the "Identified Securities"). Such Identified Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, regulatory, market capitalization and liquidity considerations, subject to the prior approval of Dent, which approval will not be unreasonably withheld.

         (b) Dent and Dent Advisors will provide Van Kampen with information reasonably requested by Van Kampen about Dent, Dent Foundation, Dent Advisors and the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. Dent, Dent Foundation and Dent Advisors also agree to review and comment upon disclosure in the Registration Statement referred to in Section 13 hereof.

         (c) Dent and Dent Advisors will provide general advice to and will consult with Van Kampen with respect to the investment principles set forth in the Books and Dent's investment concerns and strategies. Dent and Dent Advisors shall also periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Trust at a time and place mutually agreed upon by the parties. With the prior consent of Dent and Dent Advisors, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

         (d) Each of Dent, Dent Foundation and Dent Advisors covenants and agrees that he or it will not describe Van Kampen's services or recommend or specifically endorse Van Kampen or its investment products. Further, each of Dent, Dent Foundation and Dent Advisors covenants and agrees that he or it will not, except to the extent incident to the conduct of their business (i) recommend or endorse specific securities (except, in the case of Dent Advisors, as part of Dent Advisors' business as an investment adviser); (ii) become involved in any financial services offered by Van Kampen or any other broker-dealer, including (A) opening, maintaining, administering, or closing customer brokerage accounts with Van Kampen or any other broker-dealer; (B) soliciting, processing, or facilitating securities transactions relating to customer brokerage accounts with Van Kampen or any other broker-dealer; (C) extending credit to any customer for the purpose of purchasing securities through, or carrying securities with, Van Kampen or any other broker-dealer; (D) answering customer inquiries or engaging in negotiations involving brokerage accounts or securities transactions; (E) accepting customer securities orders, selecting among broker-dealers or routing orders to markets for execution; (F) handling funds or securities of customers of Van Kampen or any other broker-dealer, or effecting clearance or settlement of customer securities trades; or (G) resolving or attempting to resolve any problems, discrepancies, or disputes involving customer accounts of Van Kampen or any other broker-dealer or related transactions; provided, however, that nothing herein shall be deemed to govern or limit actions of Dent or Dent Advisors with respect to parties other than Van Kampen except when such actions relate to, or could reasonably be deemed to relate to, Van Kampen or the Trusts.

         (e) Each of Dent, Dent Foundation and Dent Advisors represents and warrants that neither it nor any of its officers, directors or employees (i) is subject to an order of the SEC issued under section 15(b) of the Securities Exchange Act of 1934 ("Exchange Act"), (ii) has been convicted within the previous ten years of any felony or misdemeanor involving conduct described in section 15(b)(4) of the Exchange Act, (iii) has been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraphs (B), (D) or (E) of section 15(b)(4) of the Exchange Act, or (iv) has been the subject of an order, judgment or decree described in section 15(b)(4)(C) of the Exchange Act. This representation shall survive the termination of this Agreement for so long as Van Kampen or a Trust is obligated to make payments to the Dent, Dent Foundation or Dent Advisors hereunder.

         2. Grant of License. (a) Subject to the terms and conditions of this Agreement, Dent and Dent Foundation hereby grant to Van Kampen and the Trusts an exclusive worldwide license to use and refer to the Dent Property in any manner desired by Van Kampen in connection with the Trusts, provided, however, that (i) Van Kampen and the Trusts may not republish the Books in their entirety without any necessary consent from the publisher of the Books, (ii) Van Kampen will not use more than five (5) slides from Dent materials in any marketing brochure or seminar, and (iii) Van Kampen will obtain prior approval from Dent prior to the release of any marketing materials or seminar that make reference to Dent, Dent Foundation, Dent Advisors or the Dent Property.

         (b) Each of Dent, Dent Foundation and Dent Advisors covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Dent Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

         (c) Each of Dent and Dent Foundation represents and warrants that they own all proprietary rights in and to the Dent Property and have the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

         (d) Van Kampen, on behalf of the Trusts, acknowledges that each of Dent, Dent Foundation and Dent Advisors have represented and warranted that the Dent Property is the exclusive property of Dent and Dent Foundation and that Dent and Dent Foundation have and retain all proprietary rights there except to the extent otherwise provided herein. Except as otherwise specifically provided herein, Dent and Dent Foundation reserve all rights to the Dent Property, and this Agreement shall not be construed to transfer to Van Kampen or the Trusts any ownership right to, or equity interest in, any of the Dent Property.

         3. Services Unique. The parties hereto agree that the services to be performed by Dent, Dent Foundation and Dent Advisory to the Trusts as set forth in Sections 1 and 2 herein are unique and may not be performed by anyone other than Dent and Dent Advisors.

         4. Fees. (a) For the services to be performed pursuant to Section 1, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Dent Advisors a fee equal to nine basis points (0.09%) of the aggregate Evaluation Price of all assets comprising such UIT as of the end of the primary offering period of each Trust (the "Portfolio Consultant Fee"). Such fee shall be paid by the trustee of a particular Trust to Dent Advisors within fifteen (15) days following the end of the primary offering period of such Trust.

         (b) For the license granted pursuant to Section 2, Van Kampen, on behalf of each Trust, agrees that each Trust created on or after the date of this Agreement shall pay Dent Foundation on a quarterly basis a fee equal to one and one-half basis points (0.015%) of the aggregate Evaluation Price of such UIT as of the end of such quarter (the "License Fee"). Such fee shall be paid by the trustee of a particular Trust to Dent Foundation within fifteen (15) days following the end of each quarter such Trust exists as a legal entity.

         (c) "Evaluation Price" shall mean the "current net asset value" of a Trust as defined in the Investment Company Act of 1940, as amended.

         5. Term. Subject to the provisions of Section 9, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the second (2nd) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the then-current term.

         6. Exclusivity. Each of Dent, Dent Foundation and Dent Advisors covenants and agrees that during the term of this Agreement none of Dent, Dent Foundation nor Dent Advisors, or anyone acting on behalf of any of the aforesaid parties shall take any action to market or promote any UIT other than the Trusts or shall permit the use of any of the Dent Property in connection with the creation, marketing or promotion of any UIT other than the Trusts. Notwithstanding the preceding sentence, nothing contained herein shall prohibit Dent, Dent Foundation or Dent Advisors, in the normal course of their businesses, from (a) developing and promoting investment allocations that include UITs other than the Trusts or (b) accepting speaking engagements from a company that sponsors UITs, provided that none of Dent, Dent Foundation or Dent Advisors license any Dent Property to or in connection with such a UIT or company or provide consulting services to such a UIT. Nothing contained herein shall limit the right of Dent, Dent Foundation or Dent Advisors to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

         7. Assignment. None of the parties hereto may assign (including within the meaning of the Investment Advisers Act of 1940, as amended) its respective rights and obligations under this Agreement without the prior written consent of the others.

         8. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Dent, Dent Foundation or Dent Advisors, and that the services performed hereunder by Dent, Dent Foundation and Dent Advisors shall be as independent contractors and not as employees or agents of Van Kampen. Dent, Dent Foundation and Dent Advisors shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and each of Dent, Dent Foundation and Dent Advisors agree that he or it shall not hold itself out as an employee or agent of Van Kampen.

         9. Termination. (a) Dent, Dent Foundation and Dent Advisors may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Dent, Dent Foundation or Dent Advisors that is not remedied within ten (10) business days after written notice thereof.

         (c) Dent, Dent Foundation and Dent Advisors and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

         Any termination under Section 9(a) or (b) shall not limit any other remedies for breach the non-breaching parties may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

         10. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customer, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by every other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section 10 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 10, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section 10 shall survive the termination of this Agreement.

         11. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

         (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, Dent, Dent Foundation and Dent Advisors may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a Dent, Dent Foundation or Dent Advisors piece or in response to questions of the media or others, without Van Kampen's prior written consent, except that Dent, Dent Foundation and Dent Advisors may state that Dent or Dent Advisors act as consultants to the Trusts and may describe the services provided under this Agreement to the extent that such services are described in any Registration Statement or other publicly available materials produced by Van Kampen.

         12. Indemnification. (a) In the event any claim is brought by any third party against Dent, Dent Foundation or Dent Advisors that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as applicable, to comply with any law, rule or regulation relating to the Trusts, Dent, Dent Foundation or Dent Advisors, as applicable, shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Dent, Dent Foundation or Dent Advisors, as applicable, against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Dent, Dent Foundation and Dent Advisors shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Dent, Dent Foundation and Dent Advisors shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the negligence or willful misconduct of Dent, Dent Foundation or Dent Advisors.

         (b) In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Dent, Dent Foundation or Dent Advisors of their respective obligations hereunder, or the failure of Dent, Dent Foundation or Dent Advisors to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Dent, Dent Foundation or Dent Advisors, as applicable, and Dent, Dent Foundation or Dent Advisors shall defend such claim at its expense and under its control. Dent, Dent Foundation and Dent Advisors shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Dent, Dent Foundation and Dent Advisors shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

         (c) The indemnifications set forth in this Section 12 shall survive the termination of this Agreement for any cause whatsoever.

         13. Review of Registration Statement. Each of Dent, Dent Foundation and Dent Advisors hereby acknowledges that he or it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing Dent, Dent Foundation or Dent Advisors and the securities selection process. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B.

         14. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

         15. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

         16. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

         17. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Dent, Dent Foundation or Dent Advisors:

                           309 South Jupiter Road, Suite 200
                           Allen, TX 75002
                           Attn:  Harry S. Dent

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to Office of General Counsel

         Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

         18. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

         19. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

                                  VAN KAMPEN FUNDS INC.

                                  By____________________________________________

                                  Name__________________________________________

                                  Title_________________________________________



                                  HARRY S. DENT, JR.

                                  ______________________________________________



                                  H.S. DENT FOUNDATION

                                  By____________________________________________

                                  Name__________________________________________

                                  Title_________________________________________



                                  H.S. DENT ADVISORS INC.

                                  By____________________________________________

                                  Name__________________________________________

                                  Title_________________________________________



                                    EXHIBIT A

                   DESCRIPTION OF SECURITY SELECTION CRITERIA

         Securities will be selected using concepts outlined in The Roaring 2000s and/or The Roaring 2000s Investor, written by Mr. Dent, or by Mr. Dent's general analysis of economic, technological and demographic trends in society apart from the books. The securities will be selected in an effort to take advantage of the insights, philosophies and strategies discussed in these books or through Mr. Dent's independent analysis of economic, technological and demographic trends in society. One of Mr. Dent's fundamental beliefs is that demographic trends drive the economy and are key to long-term forecasting. Based on Mr. Dent's current analysis, the portfolio selection may focus on securities from certain identified sectors, market capitalizations, countries or regions. The securities selection will seek to leverage demographic, economic and lifestyle trends.


                                    EXHIBIT B

                             REGISTRATION STATEMENT

                                    Attached